United Security Bancshares Reports 3rd Quarter 2025 Financial Results

FRESNO, CA - October 16, 2025. United Security Bancshares (Nasdaq: UBFO) today announced its unaudited financial results for the quarter ended September 30, 2025. The Company reported net income of $4.0 million, or $0.23 per basic and diluted share, for the quarter ended September 30, 2025, compared to $3.8 million, or $0.22 per basic and diluted share, for the quarter ended September 30, 2024.

Third Quarter 2025 Highlights (as of, or for, the quarter ended September 30, 2025, except where noted):
▪Net interest margin increased to 4.35% for the quarter ended September 30, 2025, compared to 4.20% for the quarter ended September 30, 2024.
▪Annualized average cost of deposits was 1.12% for the quarter ended September 30, 2025, compared to 1.18% for the quarter ended September 30, 2024.
▪Net income for the quarter increased 5.07% to $4.0 million, compared to $3.8 million for the quarter ended September 30, 2024.
▪Loan interest and fees decreased 0.94% to $14.3 million, compared to $14.4 million for the third quarter of 2024.
▪Interest income decreased 0.82% to $15.6 million, compared to $15.8 million for the third quarter of 2024, due to the decrease in loan and fee income and a decrease in investment securities income, partially offset by an increase in interest income on overnight investments held at the Federal Reserve.
▪Interest expense decreased 18.67% to $3.2 million, as a result of decreases in short-term borrowing costs, compared to $3.9 million for the third quarter of 2024.
▪Noninterest income decreased 20.02% to $1.6 million, compared to $2.0 million for the quarter ended September 30, 2024. This decrease was primarily due to a decrease in the gain on the fair value of the junior subordinated debentures (“TruPS”) of $414,000.
▪On July 1, 2025, a partial redemption of $3.0 million was recorded on TruPS, leaving a remaining contractual balance of $9.0 million at September 30, 2025. The partial redemption resulted in a gain of $241,000, which was recorded in the income statement.
▪Following the partial redemption, the total fair value of TruPS, inclusive of a change in accrued interest of $43,000, changed by $155,000 during the quarter ended September 30, 2025. A gain of $6,000 was recorded through the income statement, and a loss of $161,000 was recorded through accumulated other comprehensive income. For the quarter ended September 30, 2024, the total fair value of TruPS, inclusive of a change in accrued interest of $3,000, changed by $65,000. A gain of $661,000 was recorded through the income statement, and a $596,000 loss was recorded through accumulated other comprehensive income.
▪The Company recorded a provision for credit losses of $948,000 for the quarter ended September 30, 2025, compared to $1.6 million for the quarter ended September 30, 2024. The decreased credit provision was due to a decrease in charge-offs within the student loan portfolio.
▪Noninterest expense increased 4.09% to $7.4 million, compared to $7.1 million for the quarter ended September 30, 2024. This increase was due primarily to increases in technology expense and expenses on salaries and employee benefits.
▪Annualized return on average assets (ROAA) increased to 1.29% for the quarter ended September 30, 2025, compared to 1.24% for the quarter ended September 30, 2024.
▪Annualized return on average equity (ROAE) increased to 11.68% for the quarter ended September 30, 2025, compared to 11.63% for the quarter ended September 30, 2024.
▪Total loans, net of unearned fees, increased 3.22% to $958.3 million, compared to $928.5 million at December 31, 2024.
▪Total deposits increased 1.73% to $1.08 billion, compared to $1.06 billion at December 31, 2024.

Dennis Woods, President and Chief Executive Officer, stated, “We are pleased with our loan growth of $30.0 million this quarter compared to the end of 2024. Our shareholders’ equity remains strong and improved by $7.0 million after dividends to our shareholders. While we continue to experience charge-offs in our student loan portfolio, the magnitude decreased this quarter in comparison to the past few quarters, which is encouraging.”

Results of Operations

Quarter Ended September 30, 2025:

For the quarter ended September 30, 2025, the Company reported net income of $4.0 million and earnings per basic and diluted share of $0.23, compared to net income of $3.8 million and $0.22 per basic and diluted share for the quarter ended September 30, 2024. Net income for the quarter ended June 30, 2025, was $2.2 million and $0.13 per basic and diluted share. Net income for the quarter ended September 30, 2025, increased 5.07% when compared to the quarter ended September 30, 2024. The increase is primarily the result of a decrease of $610,000 in the provision for credit losses and a decrease of $717,000 in short-term borrowing expense, partially offset by an increase of $292,000 in noninterest expense, an increase of $326,000 in the income tax provision, and a decrease of $135,000 in loan and fee income. Also included in the increase in income was the realization of a gain of $241,000 related to the partial redemption of $3.0 million in TruPS. A gain of $6,000 was also recorded due to changes in fair value of TruPS during the quarter. ROAE for the quarter ended September 30, 2025, was 11.68%, compared to 11.63% for the quarter ended September 30, 2024. ROAA was 1.29% for the quarter ended September 30, 2025, and 1.24% for the quarter ended September 30, 2024. The increase in both ratios was due primarily to the increase in income between the two quarters and was offset by increases in average asset and average equity balances.

The annualized average cost of deposits was 1.12% for the quarter ended September 30, 2025, compared to 1.18% for the quarter ended September 30, 2024. Average interest-bearing deposits increased 1.64% between the periods ended September 30, 2024, and 2025, from $678.3 million to $689.4 million, respectively. Included in interest-bearing deposits are purchased brokered deposits with an average balance of $100.0 million and an average rate of 4.53% for the quarter ended September 30, 2025. The Bank held purchased brokered deposits with an average balance of $100.0 million and an average rate of 5.51% during the quarter ended September 30, 2024. The annualized average cost of funds, which includes deposit and short-term borrowing costs, was 1.13% for the quarter ended September 30, 2025, compared to 1.38% for the quarter ended September 30, 2024. This decrease was due to decreases in short-term borrowings and short-term borrowing rates, and decreases in rates paid on deposits.

Net interest income, before the provision for credit losses, was $12.4 million for the quarter ended September 30, 2025, representing a $607,000, or 5.14%, increase from the $11.8 million reported at September 30, 2024. The increase in net interest income was driven by increases in interest on overnight investments held at the Federal Reserve and decreases in interest expense on short-term borrowings and deposits, offset by decreases in loan-interest income and investment securities interest income. The Company’s net interest margin of 4.35% for the quarter ended September 30, 2025, increased from 4.20% for the quarter ended September 30, 2024. The net interest margin increased due to decreases in interest rates on interest-bearing deposits, short-term borrowings, and TruPS outpacing decreases in interest rates on loan yields, investment securities, and overnight investments held at the Federal Reserve. While yields on interest-earning assets decreased from 5.60% to 5.47% between the two periods, including a decrease in loan yields from 6.04% to 5.92%, the cost of interest-bearing liabilities decreased from 2.13% to 1.81%. Net interest income for the quarter ended September 30, 2025, before the provision for credit losses, increased $556,000 from the $11.9 million reported for the quarter ended June 30, 2025. This was primarily due to increases in loan and fee income, increases in income on overnight investments held at the Federal Reserve, and decreases in short-term borrowing expense, offset by decreases in investment securities income.

Noninterest income for the quarter ended September 30, 2025, totaled $1.6 million, a decrease of $405,000 from the $2.0 million in noninterest income reported for the quarter ended September 30, 2024. The decrease is primarily attributed to a gain of $247,000 recorded on the fair value of TruPS for the quarter ended September 30, 2025, compared to a recorded gain of $661,000 for the quarter ended September 30, 2024. The change in the value of TruPS reflected in noninterest income was caused by fluctuations in the Secured Overnight Financing Rate (SOFR) yield curve. Noninterest income increased $860,000 from the $758,000 reported for the quarter ended June 30, 2025. This was primarily due to a loss of $317,000 realized on the fair value of TRUPS during the quarter ended June 30, 2025, as compared to a gain of $247,000 realized during the quarter ended September 30, 2025, as well as an increase in customer service fees of $121,000 for the quarter ended September 30, 2025. Noninterest income for the quarter ended September 30, 2025, also included a realized gain of $241,000 related to the partial redemption of $3.0 million of the TruPS contractual balance.

Noninterest expense for the quarter ended September 30, 2025, totaled $7.4 million, reflecting a $292,000 increase over the $7.1 million reported for the quarter ended September 30, 2024. The increase between the quarters ended September 30, 2025, and 2024, resulted partially from increases of $125,000 in other noninterest expense and $93,000 in salaries and employee benefit expenses, offset by decreases in loan-related expenses of $95,000. Salaries and employee benefits increased primarily due to increases of $144,000 in employee salary expense and $101,000 in group insurance costs. Other noninterest expenses included increases of $53,000 in insurance expense and $35,000 in OREO expense compared to the quarter ended September 30, 2024. Noninterest expense for the quarter ended September 30, 2025, decreased $305,000 from the $7.7 million reported for the quarter ended June 30, 2025.

The efficiency ratio for the quarter ended September 30, 2025, increased to 52.80%, compared to 52.47% for the quarter ended September 30, 2024. This deterioration was due to an increase in noninterest expense and a decrease in noninterest income, offset by an increase in net interest income.

The Company recorded an income tax provision of $1.6 million for the quarter ended September 30, 2025, compared to $1.3 million for the quarter ended September 30, 2024. The effective tax rate for the quarter ended September 30, 2025, was 28.86%, compared to 25.43% and 28.27% for the quarters ended September 30, 2024, and June 30, 2025, respectively.

Nine Months Ended September 30, 2025:

For the nine months ended September 30, 2025, the Company reported net income of $8.9 million and earnings per basic and diluted share of $0.51, compared to net income of $12.3 million and $0.72 per basic and diluted share for the nine months ended September 30, 2024. Net income for the nine months ended September 30, 2025, decreased $3.4 million, or 27.78% when compared to the nine months ended September 30, 2024. The decrease is primarily the result of an increase of $3.4 million in the provision for credit losses, an increase of $2.0 million in deposit interest expense, and an increase of $1.9 million in noninterest expense, partially offset by a decrease of $3.3 million in short-term borrowing expense, a decrease of $1.2 million in the income tax provision, an increase of $59,000 on the fair value of TruPS, and an increase of $516,000 in loan and fee income. ROAE for the nine months ended September 30, 2025, was 8.79%, compared to 12.95% for the nine months ended September 30, 2024. ROAA was 0.98% for the nine months ended September 30, 2025, compared to 1.36% for the nine months ended September 30, 2024. The decrease in both ratios was due primarily to the decrease in net income between the two periods.

The annualized average cost of deposits was 1.11% for the nine months ended September 30, 2025, compared to 0.91% for the nine months ended September 30, 2024. Average interest-bearing deposits increased 9.5% between the periods ended September 30, 2024, and 2025, from $624.7 million to $683.8 million, respectively. Interest-bearing deposits include purchased brokered deposits with an average balance of $100.0 million for the nine months ended September 30, 2025, and September 30, 2024. The average rate paid for brokered deposits for the nine months ended September 30, 2025, was 4.54%, compared to 5.55% for the nine months ended September 30, 2024. The annualized average cost of funds was 1.12% for the nine months ended September 30, 2025, compared to 1.25% for the nine months ended September 30, 2024. This decrease was due to decreases in short-term borrowings and short-term borrowing rates, partially offset by increases in rates paid on deposits.

Net interest income before the provision for credit losses was $36.6 million for the nine months ended September 30, 2025, representing a $1.5 million, or 4.37%, increase from the $35.0 million reported at September 30, 2024. The increase in net interest income was driven by increases in loan-interest income, increases in income on overnight deposits held at the Federal Reserve, and decreases in interest expense on short-term borrowings. This increase was offset by increases in interest expense on deposits. Also included in the increase in net interest income for the nine months ended September 30, 2025, was an $890,000 interest payment related to a nonaccrual loan payoff. The Company’s net interest margin of 4.42% for the nine months ended September 30, 2025, increased from 4.27% for the nine months ended September 30, 2024. The increase in the net interest margin is primarily due to decreases in yields on interest-bearing liabilities outpacing decreases in yields on interest-earning assets. While yields on interest-earning assets decreased to 5.55% from 5.56% between the two periods, yields on interest-bearing liabilities decreased to 1.78% from 1.97%. Loan yields decreased from 6.01% to 6.00% between the two periods, and deposit yields increased from 1.42% to 1.70%, due primarily to higher yields on purchased brokered deposits. Interest-bearing liabilities include interest-bearing deposits, short-term borrowings, and TruPS.

Noninterest income for the nine months ended September 30, 2025, totaled $3.7 million, or a decrease of $852,000 from the $4.6 million in noninterest income reported for the nine months ended September 30, 2024. The decrease is partially the result of a $573,000 gain on proceeds from life insurance realized during the nine months ended September 30, 2024, and a decrease in other noninterest income of $342,000. A gain of $200,000 was recorded on the fair value of TruPS for the nine months ended September 30, 2025, compared to a gain of $141,000 recorded for the nine months ended September 30, 2024. Noninterest income as of September 30, 2025, also included a realized gain of $241,000 related to the partial redemption of $3.0 million of the TruPS contractual balance. The change in the value of TruPS reflected in noninterest income was caused by fluctuations in the Secured Overnight Financing Rate (SOFR) yield curve.

Noninterest expense for the nine months ended September 30, 2025, totaled $22.8 million, reflecting a $1.9 million increase over the $20.8 million reported for the nine months ended September 30, 2024. The increase between the two periods resulted partially from increases of $1.0 million in salaries and employee benefit expenses, $444,000 in data processing expenses, and $323,000 in other noninterest expense. Salaries and employee benefits increased primarily due to increases of $554,000 in group insurance costs and $342,000 in employee salaries. Data processing expenses increased due to increases in core processing expenses. Other noninterest expenses increased due to a $396,000 increase in OREO expense.

The efficiency ratio for the nine months ended September 30, 2025, increased to 56.36%, compared to 52.96% for the nine months ended September 30, 2024. This deterioration was due to increases in interest expense and noninterest expense and a decrease in noninterest income, offset by an increase in net interest income.

The Company recorded an income tax provision of $3.6 million for the nine months ended September 30, 2025, compared to $4.8 million for the nine months ended September 30, 2024. The effective tax rate for the nine months ended September 30, 2025, was 28.61%, compared to 27.88% for the nine months ended September 30, 2024.

Balance Sheet Review

Total assets increased $23.9 million, or 1.97%, between December 31, 2024, and September 30, 2025. Gross loan balances increased $30.1 million, investment securities decreased $16.4 million, and total cash and cash equivalents increased $10.6 million. Increases in gross loans included increases of $31.4 million in real estate construction and development loans, $22.7 million in agricultural loans, and $98,000 in real estate mortgage loans, offset by decreases of $20.3 million in commercial and industrial loans and $3.9 million in installment loans. Declines in the investment portfolio were primarily the result of calls on, and maturities of, four corporate securities with book values totaling $14.3 million, partially offset by a $4.4 million decrease in unrealized losses on investment securities. Unfunded loan commitments increased from $204.0 million at December 31, 2024, to $214.3 million at September 30, 2025. OREO balances increased from $4.6 million at December 31, 2024, to $7.9 million at September 30, 2025. This increase was due to a foreclosure on nonaccrual loans, resulting in the transfer of $3.3 million to OREO.

Total deposits increased $18.3 million, or 1.73%, to $1.08 billion during the nine months ended September 30, 2025. This was due to increases of $24.2 million in noninterest-bearing deposits, offset by decreases of $5.9 million in interest-bearing deposits. Included in interest-bearing deposits at September 30, 2025, and December 31, 2024, were brokered DDA accounts totaling $100.3 million. The average rate paid for brokered deposits for the quarter ended September 30, 2025, was 4.53%. NOW and money market accounts decreased $6.0 million, time deposits decreased $2.2 million, and savings accounts increased $2.2 million. In total, NOW, money market, and savings accounts decreased 0.61% to $615.3 million at September 30, 2025, compared to $619.1 million at December 31, 2024. Noninterest-bearing deposits increased 6.72% to $384.4 million at September 30, 2025, compared to $360.2 million at December 31, 2024. Core deposits, which are comprised of noninterest-bearing deposits, NOW, money market, savings accounts, and time deposits less than $250,000, increased $18.9 million. Purchased brokered deposits are not included in core deposits.

Shareholders’ equity at September 30, 2025, totaled $137.4 million, an increase of $7.0 million from the $130.4 million reported at December 31, 2024. The increase in equity was the result of $8.9 million in net income and a decrease of $3.8 million in accumulated other comprehensive loss, partially offset by $6.3 million in dividend payments. At September 30, 2025, the accumulated other comprehensive loss, net of tax totaled $10.6 million, compared to $14.4 million at December 31, 2024. The decrease in accumulated other comprehensive loss, net of tax, was primarily the result of a decrease of $4.4 million in net unrealized losses, net of tax, on investment securities, offset by a decrease in accumulated other comprehensive loss of $626,000 related to the gain on TruPS caused by market rate fluctuation and the partial redemption . Changes in unrealized losses on the investment portfolio are attributed to changes in interest rates, not credit quality. The Company does not intend to sell, and it is more likely than not that it will not be required to sell, any securities held at an unrealized loss. During the fourth quarter, on October 1, 2025, the Company made an additional partial redemption of $3.0 million of TruPS and recognized a gain of $240,000, which will be recorded in the fourth quarter of 2025. As of September 30, 2025, the contractual balance of TruPS totaled $9.0 million.

The Board of Directors of United Security Bancshares declared a cash dividend on common stock of $0.12 per share on September 23, 2025. The dividend will be paid on October 21, 2025, to shareholders of record as of October 03, 2025, and is included in other liabilities as of September 30, 2025. No assurances can be provided as to the amount and/or declaration and payment of future dividends, if any. The Company continues to be well-capitalized and expects to maintain adequate capital levels.

Credit Quality

The Company recorded a provision for credit losses of $5.1 million for the nine months ended September 30, 2025, compared to a provision of $1.8 million for the nine months ended September 30, 2024. The provisions recorded during 2025 and 2024 were primarily driven by deterioration within the student loan portfolio. Net loan charge-offs totaled $4.6 million for the nine months ended September 30, 2025, compared to $1.2 million for the nine months ended September 30, 2024.

The Company’s allowance for credit losses totaled 1.69% of the loan portfolio at September 30, 2025, compared to 1.72% at December 31, 2024. Management considers the allowance for credit losses at September 30, 2025, to be adequate.

Non-performing assets, comprised of nonaccrual loans, other real estate owned through foreclosure (OREO), and loans more than 90 days past due and still accruing interest, decreased $3.1 million between December 31, 2024, and September 30, 2025, to $14.1 million. As a percentage of total assets, non-performing assets decreased from 1.42% at December 31, 2024, to 1.14% at September 30, 2025. The decrease in non-performing assets is primarily attributed to a decrease of $6.5 million in nonaccrual loans, partially offset by an increase of $3.3 million in OREO balances. During the first quarter of 2025, the Bank foreclosed on nonaccrual loans totaling $3.3 million and transferred the amount to OREO. Also included in the decrease in nonaccrual loans for the nine months ended September 30, 2025, was the payoff of a nonaccrual loan with a principal balance of $3.2 million, nonaccrual interest recognized of $890,000, and recovery of loan-related expenses of $168,000.

About United Security Bancshares

United Security Bancshares (NASDAQ: UBFO) is the holding company for United Security Bank, which was founded in 1987. United Security Bank is headquartered in Fresno and operates 13 full-service branch offices in Fresno, Bakersfield, Campbell, Caruthers, Coalinga, Firebaugh, Fowler, Mendota, Oakhurst, San Joaquin, and Taft, California. Additionally, United Security Bank operates Commercial Real Estate Construction, Commercial Lending, and Consumer Lending departments. For more information, please visit www.unitedsecuritybank.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Company intends such statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements are based on management’s knowledge and belief as of today and are not guarantees of future performance, nor should they be relied upon as representing management’s views as of any subsequent date. Forward-looking statements are subject to risks and uncertainties, and actual results may differ materially from those presented.

Factors that might cause such differences, some of which are beyond the Company’s ability to control or predict, include, but are not limited to: (1) adverse developments with respect to U.S. or global economic conditions and other uncertainties, including the impact of supply chain disruptions, inflationary pressures, labor shortages, and global conflict and unrest; (2) geopolitical and domestic political developments that can increase levels of political and economic unpredictability, contribute to rising energy and commodity prices, and increase the volatility of financial markets; (3) the current administration’s policy pronouncements, executive orders and imposition of tariffs (and the threat thereof) create an unpredictable regulatory landscape and have increased market volatility that could affect the availability and cost of capital, the valuation of our assets, the stability of our funding sources, and the financial health and operations of our borrowers, particularly our borrowers connected to agriculture and construction; (4) the impact of natural disasters, droughts, earthquakes, floods, wildfires, terrorist attacks, health epidemics, and threats of war or actual war, including current military actions involving the Russian Federation and Ukraine and the conflict in the Middle East, which may impact the local economy and/or the condition of real estate collateral; (5) changes in general economic and financial market conditions, either nationally or locally; (6) fiscal policies of the U.S. government, including interest rate policies of the Board of Governors of the Federal Reserve System and the resulting impact on the Company’s interest-rate sensitive assets and liabilities; (7) changes in banking laws or regulations and government policies that could lead to a tightening of credit and/or a requirement that the Company raise additional capital; (8) increased competition in the Company’s markets, impacting the ability to execute its business plans; (9) continued or increasing competition from other financial institutions, credit unions, and non-bank financial services companies, many of which are subject to different regulations than the Company is, and the Company’s response to competitive pressure; (10) loss of, or inability to attract, key personnel; (11) unanticipated deterioration in the loan portfolio, credit losses, and the sufficiency of the allowance for credit losses; (12) the ability to grow the loan portfolio due to constraints on concentrations of credit; (13) challenges arising from unsuccessful attempts to expand into new geographic markets, products, or services; (14) the impact of technological changes and the ability to develop and maintain secure and reliable electronic communication systems, including failures in or breaches of the Company’s operational and/or security systems or infrastructure, and the Company’s ability to identify and address cyber-security risks such as data security breaches, “denial of service” attacks, “hacking” and identity theft, and other attacks on the Company’s information technology systems or on the third-party vendors who perform functions for the Company; (15) the failure to maintain effective controls over financial reporting; (16) risks related to the sufficiency of liquidity, including the quality and quantity of the Company’s deposits and the ability to attract and retain deposits and other sources of funding and liquidity; (17) adverse developments in the financial services industry generally, such as the bank failures in 2023 and 2024 and any related impact on depositor behavior or investor sentiment; (18) the possibility that the recorded goodwill could become impaired which may have an adverse impact on earnings and capital; (19) asset/liability matching risks; and (20) changes in accounting policies or procedures.

The Company does not undertake (and expressly disclaims) any obligation to publicly revise or update these forward-looking statements to reflect subsequent events or circumstances except as may be required by law. For a more complete discussion of these risks and uncertainties, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and particularly the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Readers should carefully review all disclosures the Company files from time to time with the Securities and Exchange Commission.

United Security Bancshares
Consolidated Balance Sheets (unaudited)
(In thousands, except share data)	September 30, 2025	December 31, 2024
Assets
Cash and cash equivalents	$66,767	$56,211
Investment securities (at fair value)
Available-for-sale (AFS) debt securities net of allowance for credit losses of $0 (amortized cost of $157,049 and $179,753, respectively)	140,917	157,382
Marketable equity securities	3,425	3,326
Total investment securities	144,342	160,708
Loans	960,329	930,244
Unearned fees and unamortized loan origination costs - net	(1,981)	(1,782)
Allowance for credit losses	(16,235)	(16,046)
Net loans	942,113	912,416
Premises and equipment - net	9,069	8,668
Accrued interest receivable	7,474	8,104
Other real estate owned (OREO)	7,852	4,582
Goodwill	4,488	4,488
Deferred tax assets - net	13,004	14,419
Cash surrender value of life insurance - net	21,092	20,692
Investment in limited partnerships	4,275	4,275
Operating lease right-of-use assets	2,587	3,069
Other assets	12,557	14,086
Total assets	$1,235,620	$1,211,718
Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$384,367	$360,152
Interest-bearing	691,533	697,470
Total deposits	1,075,900	1,057,622
Operating lease liabilities	2,679	3,161
Other liabilities	10,514	9,001
Junior subordinated debentures (TruPS) (at fair value)	9,145	11,572
Total liabilities	1,098,238	1,081,356
Shareholders’ Equity
Common stock, no par value; 20,000,000 shares authorized; issued and outstanding: 17,557,427 at September 30, 2025 and 17,364,894 at December 31, 2024	61,928	61,267
Retained earnings	86,020	83,447
Accumulated other comprehensive loss, net of tax	(10,566)	(14,352)
Total shareholders’ equity	137,382	130,362
Total liabilities and shareholders’ equity	$1,235,620	$1,211,718

United Security Bancshares
Consolidated Statements of Income (unaudited)	Three Months Ended			Nine Months Ended
(In thousands, except share and per-share data)	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Interest Income:
Interest and fees on loans	$14,266	$13,765	$14,401	$41,973	$41,457
Interest on investment securities	1,040	1,140	1,298	3,386	3,955
Interest on deposits at other banks	320	99	56	554	193
Total interest income	15,626	15,004	15,755	45,913	45,605
Interest Expense:
Interest on deposits	3,045	2,868	3,064	8,694	6,645
Interest on other borrowed funds	162	273	879	643	3,914
Total interest expense	3,207	3,141	3,943	9,337	10,559
Net Interest Income	12,419	11,863	11,812	36,576	35,046
Provision for Credit Losses	948	1,858	1,558	5,106	1,750
Net Interest Income after Provision for Credit Losses	11,471	10,005	10,254	31,470	33,296
Noninterest Income:
Customer service fees	847	726	719	2,211	2,143
Increase in cash surrender value of bank-owned life insurance	135	132	132	400	399
Gain on proceeds from bank-owned life insurance	—	—	—	—	573
Gain (loss) on fair value and partial redemption of junior subordinated debentures (TruPS)	247	(317)	661	200	141
(Loss) gain on sale of assets	—	(54)	—	(54)	11
Other	389	271	511	982	1,324
Total noninterest income	1,618	758	2,023	3,739	4,591
Noninterest Expense:
Salaries and employee benefits	3,619	3,845	3,526	11,391	10,414
Occupancy expense	997	930	990	2,892	2,731
Data processing expense	414	399	467	1,220	776
Technology expense	704	687	604	2,042	2,017
Professional fees	331	350	318	1,327	1,204
Loan-related expenses	110	116	205	243	637
Regulatory assessments	176	169	159	518	493
Director fees	190	289	105	581	336
Other	893	954	768	2,564	2,241
Total noninterest expense	7,434	7,739	7,142	22,778	20,849
Income Before Provision for Taxes	5,655	3,024	5,135	12,431	17,038
Provision for Income Taxes	1,632	855	1,306	3,557	4,751
Net Income	$4,023	$2,169	$3,829	$8,874	$12,287
Net income per common share
Basic	$0.23	$0.13	$0.22	$0.51	$0.72
Diluted	$0.23	$0.13	$0.22	$0.51	$0.72
Weighted average common shares outstanding
Basic	17,240,659	17,235,873	17,194,024	17,235,465	17,183,757
Diluted	17,297,560	17,260,392	17,206,391	17,273,637	17,187,102

United Security Bancshares
Average Balances and Rates (unaudited)	Three Months Ended			Nine Months Ended
(In thousands)	September 30, 2025	June 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Average Balances:
Loans (1)	$956,832	$931,933	$949,207	$935,727	$921,454
Investment securities	147,049	154,301	166,977	154,025	169,924
Interest-bearing deposits in other banks	29,172	8,730	3,896	16,733	4,634
Total interest-earning assets	1,133,053	1,094,964	1,120,080	1,106,485	1,096,012
Allowance for credit losses	(15,953)	(15,358)	(15,296)	(15,750)	(15,476)
Nonaccrual loans	5,685	5,685	12,053	5,685	11,995
Cash and non-interest-bearing deposits in other banks	32,320	34,109	34,113	32,983	33,140
Other real estate owned	7,852	7,906	4,582	7,572	4,582
Other non-earning assets	75,230	75,716	75,750	75,549	76,404
Total average assets	$1,238,187	$1,203,022	$1,231,282	$1,212,524	$1,206,657

Interest-bearing deposits	$689,444	$678,779	$678,334	$683,802	$624,699
Junior subordinated debentures (TruPS)	9,464	12,464	12,464	11,453	12,464
Short-term borrowings	2,364	8,070	44,704	4,406	77,417
Total interest-bearing liabilities	701,272	699,313	735,502	699,661	714,580
Noninterest-bearing deposits	387,108	356,026	353,944	365,386	355,599
Other liabilities	13,104	12,542	10,907	12,470	9,721
Total liabilities	1,101,484	1,067,881	1,100,353	1,077,517	1,079,900
Total equity	136,703	135,141	130,929	135,007	126,757
Total liabilities and equity	$1,238,187	$1,203,022	$1,231,282	$1,212,524	$1,206,657

Average Rates:
Loans (1)	5.92%	5.92%	6.04%	6.00%	6.01%
Investment securities	2.81%	2.96%	3.09%	2.94%	3.11%
Interest-bearing deposits in other banks	4.35%	4.55%	5.72%	4.43%	5.56%
Total earning assets	5.47%	5.50%	5.60%	5.55%	5.56%
Interest-bearing deposits	1.75%	1.70%	1.80%	1.70%	1.42%
Total deposits	1.12%	1.11%	1.18%	1.11%	0.91%
Short-term borrowings	4.70%	4.77%	5.94%	4.71%	5.67%
Junior subordinated debentures (TruPS)	5.62%	5.70%	6.73%	5.69%	6.73%
Total interest-bearing liabilities	1.81%	1.80%	2.13%	1.78%	1.97%
Net interest margin (2)	4.35%	4.35%	4.20%	4.42%	4.27%
(1) Average loans do not include nonaccrual loans but do include interest income recovered from previously charged-off loans, unearned fees, and unamortized loan origination costs.
(2) Net interest margin is computed by dividing annualized net interest income by average interest-earning assets.

United Security Bancshares
Condensed - Consolidated Balance Sheets (unaudited)
(In thousands)	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Cash and cash equivalents	$66,767	$49,091	$37,894	$56,211	$47,915
Investment securities	144,342	150,423	160,534	160,708	168,835
Loans, net of unearned fees and unamortized loan origination costs	958,348	947,329	920,653	928,462	975,151
Allowance for credit losses	(16,235)	(15,965)	(15,356)	(16,046)	(16,523)
Net loans	942,113	931,364	905,297	912,416	958,628
Other assets	82,398	83,259	88,066	82,383	79,998
Total assets	$1,235,620	$1,214,137	$1,191,791	$1,211,718	$1,255,376

Non-interest-bearing deposits	$384,367	$372,027	$359,135	$360,152	$360,117
Interest-bearing deposits	691,533	683,642	667,078	697,470	704,904
Total deposits	1,075,900	1,055,669	1,026,213	1,057,622	1,065,021
Other liabilities	22,338	24,214	32,702	23,734	57,499
Total liabilities	1,098,238	1,079,883	1,058,915	1,081,356	1,122,520
Total shareholders’ equity	137,382	134,254	132,876	130,362	132,856
Total liabilities and shareholders’ equity	$1,235,620	$1,214,137	$1,191,791	$1,211,718	$1,255,376

United Security Bancshares
Condensed - Consolidated Statements of Income (unaudited)
	For the Quarters Ended:
(In thousands)	September 30, 2025	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024
Total interest income	$15,626	$15,004	$15,283	$15,146	$15,755
Total interest expense	3,207	3,141	2,987	3,342	3,943
Net interest income	12,419	11,863	12,296	11,804	11,812
Provision for credit losses	948	1,858	2,300	1,213	1,558
Net interest income after provision for credit losses	11,471	10,005	9,996	10,591	10,254
Total non-interest income	1,618	758	1,360	120	2,023
Total non-interest expense	7,434	7,739	7,604	7,430	7,142
Income before provision for taxes	5,655	3,024	3,752	3,281	5,135
Provision for income taxes	1,632	855	1,070	786	1,306
Net income	$4,023	$2,169	$2,682	$2,495	$3,829

United Security Bancshares
Nonperforming Assets (unaudited)
(Dollars in thousands)	September 30, 2025	December 31, 2024
Real estate - construction and development	$5,699	$12,198
Total nonaccrual loans	5,699	12,198
Loans past due 90 days and still accruing	555	421
Total nonperforming loans	6,254	12,619
Other real estate owned	7,852	4,582
Total nonperforming assets	$14,106	$17,201

Nonperforming loans to total gross loans	0.65%	1.36%
Nonperforming assets to total assets	1.14%	1.42%
Allowance for credit losses to nonperforming loans	259.59%	127.16%

United Security Bancshares
Selected Financial Data (unaudited)
	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Return on average assets	1.29%	1.24%	0.98%	1.36%
Return on average equity	11.68%	11.63%	8.79%	12.95%
Efficiency ratio (1)	52.80%	52.47%	56.36%	52.96%
Annualized net charge-offs to average loans	0.26%	0.27%	0.66%	0.18%

			September 30, 2025	December 31, 2024
Shares outstanding - period end			17,557,427	17,364,894
Book value per share			$7.82	$7.51
Tangible book value per share			$7.57	$7.25
Loan-to-deposit ratio			89.07%	87.79%
Allowance for credit losses to total loans			1.69%	1.72%
Tier 1 capital to adjusted average assets (leverage ratio):
Company			12.42%	12.57%
Bank			12.11%	12.59%
(1) Efficiency ratio is total noninterest expense divided by net interest income before provision for credit losses plus total noninterest income.